UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)

                                 APRIL 17, 2006


                               SEALIFE CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                    0-13895                   34-1444240
(State or other jurisdiction        (Commission                (IRS Employer
      of incorporation)             File Number)             Identification No.)


             5601 W. SLAUSON AVE., CULVER CITY, CALIFORNIA        90293
               (Address of principal executive offices)         (Zip Code)

       Registrant's telephone number, including area code: (310) 338-9757

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

         |_|      Written   communications   pursuant  to  Rule  425  under  the
                  Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))


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ITEM 2.06.   MATERIAL IMPAIRMENTS.

On April 17, 2006, we completed our annual testing for impairment of long-lived assets pursuant to Statement of Financial Accounting Standards No. 144, and, on the basis of that assessment, have determined to recognize a pre-tax non-cash impairment charge as of December 31, 2005, in the aggregate amount of $1.362 million. Of this amount, $338,889 represents impairment of our ProTerra product technology assets, and $1,023,709 represents impairment of our SeaLife Marine product technology assets. This charge is subject to review by the Company's independent auditors. We do not expect this charge to result in any changes to the way we conduct our business.

ITEM 8.01   OTHER EVENTS

On April 17, 2006, we determined that we would not be able to file our Annual Report on Form 10-KSB by the filing extension date of April 17, 2006, because we had not yet finalized our financial statements for the fourth quarter and fiscal year ended December 31, 2005. The audit of our 2005 financial statements is ongoing, due, in part, to an impairment analysis that was required to be performed on certain of our technologies. We are working diligently to complete the Form 10-KSB but are unable at this time to provide an expected date for the filing of the Form 10-KSB.

We currently anticipate that, for our fiscal year ended December 31, 2005, versus the twelve month period ended December 31, 2004, our revenue will increase by approximately $63,000 and expenses from continuing operations will decrease by approximately $1,350,000, reflecting an increase of approximately 60% and decrease of approximately 38%, respectively, as compared to the 12 months ended December 30, 2004. The increase in revenue is attributable to increased sales of our products. The decrease in expenses reflects a decrease in compensation for legal services, business consulting and officers' wages during the period. We expect that our net losses will decrease by approximately 2.7% to $3,340,000 for our fiscal year ended December 31, 2005, as compared to the 12 months ended December 31, 2004, reflecting a decrease in compensation paid for legal services, business consulting and officers' wages during the period, offset by an impairment charge of $1.362 million with respect to certain of our core technologies, as described above.

Because our use of Form S-8 registration statements requires that our reporting under the Securities Exchange Act be current, until we file our Form 10-KSB, we will be unable to utilize our Form S-8 registration statements to make equity-based awards to our eligible employees and consultants pursuant to certain of our equity compensation plans, including our 2004 Stock Award Plan.

AGREEMENT WITH GAEL HIMMAH

On Thursday, April 13, 2006, our Chief Executive Officer and the President of our subsidiary, Sealife Marine Products, Inc., met with Gael Himmah, our Chief Consulting Scientist, with respect to several claims by Mr. Himmah to our management that he did not believe he had been fully compensated for his services or for certain technologies that were assigned to us in 2002. As a result of multiple meetings and communications with Mr. Himmah with the purpose of


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clarifying  Mr.  Himmah's  intent by these  statements,  we have  entered into a non-binding letter of intent with respect to the settlement of Mr. Himmah's potential claims. The letter of intent outlines (a) the payment of amounts owed to Mr. Himmah in the form of cash and shares of our common stock having an aggregate value of approximately $188,044 and (b) the terms of an ongoing relationship with Mr. Himmah consisting of additional consulting services, which will include his participation in supporting our capital-raising and research and development efforts necessary to maintain our products' technological advantages, for which he will be compensated by payment of commissions ranging from 8-10% of the net sales of certain ProTerra products. The maximum amount of commissions payable is not to exceed $5.5 million. The terms of our arrangement with Mr. Himmah are subject to the negotiation and execution of a definitive consulting, settlement and release agreement, the final terms of which will be disclosed on a Current Report on Form 8-K when executed.

Because the preparation of our 2005 financial statements continues, the accounting matters identified at this stage as well as the potential impact of these matters on our financial statements remain preliminary and are subject to change. As we continue the process of completing the preparation of our 2005 financial statements, these and other material accounting issues may be identified which, individually or in the aggregate, may result in material impairments to assets and/or material adjustments to our financial statements.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time-to-time by us are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences are described from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to, the "Risk Factors" described in our Annual Report on Form 10-KSB for the transition period ended December 31, 2004 and our other SEC filings.


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


April 18, 2006               SEALIFE CORPORATION


                              /S/ ROBERT A. MCCASLIN
                             -----------------------------------------------
                             Robert A. McCaslin, Chief Executive Officer and Chief Financial Officer


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